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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                  ANSYS, INC.
         -------------------------------------------------------------
                                (Name of Issuer)

                                 COMMON STOCK
              ---------------------------------------------------
                        (Title of Class of Securities)

                                    03662Q
                   -----------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent of less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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1  NAME OF REPORTING PERSON
        John A. Swanson

   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        ###-##-####


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [X]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER
                  2,809,200

        6  SHARED VOTING POWER
                  0

        7  SOLE DISPOSITIVE POWER
                  2,809,200

        8  SHARED DISPOSITIVE POWER
                  0

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,809,200

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        25,000 owned Janet L. Swanson, wife

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        17.4%

12 TYPE OF REPORTING PERSON*
        IN
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Item 1(a) NAME OF ISSUER:
          --------------
          ANSYS, INC.

Item 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
          -----------------------------------------------
          201 Johnson Rd.
          Houston, PA 15342

Item 2(a) NAME OF PERSON FILING:
          ---------------------
          John A. Swanson


Item 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
          -----------------------------------------------------------
          201 Johnson Rd.
          Houston, PA 15342


Item 2(c) CITIZENSHIP:
          -----------
          United States

Item 2(d) TITLE OF CLASS OF SECURITIES:
          ----------------------------
          Common Stock

Item 2(e) CUSIP NUMBER:
          ------------
          03662Q

Item 3    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B),
          ------------------------------------------------------------------
          CHECK WHETHER THE PERSON FILING IS A:
          ------------------------------------
          Not applicable.


Item 4    OWNERSHIP
          ---------
            If the percent of class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13-d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

          (a) Amount Beneficially Owned:
              2,809,200

          (b) Percent of Class:
              17.4%

          (c) Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote
                    2,809,200

              (ii)  shared power to vote or to direct the vote
                    0

              (iii) sole power to dispose or to direct the disposition of
                    2,809,200

              (iv)  shared power to dispose or to direct the disposition of
                    0

Item 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
          --------------------------------------------
          Not Applicable.

Item 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
          ---------------------------------------------------------------
          Not Applicable.

Item 7    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
          ----------------------------------------------------------------------
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
          --------------------------------------------------------
          Not Applicable.

Item 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
          ---------------------------------------------------------
          Not Applicable.

Item 9    NOTICE OF DISSOLUTION OF GROUP:
          ------------------------------
          Not Applicable.

Item 10   CERTIFICATION
          -------------
          Not Applicable.

                                   SIGNATURE
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  3/12/97                                /s/ John A. Swanson
                                              ------------------------
                                                  John A. Swanson